EXHIBIT 10.R
                 RESTRICTED STOCK AGREEMENT


AGREEMENT dated this 15th day of August, 1994, by and between AMP Incorporated, a Pennsylvania corporation with its principal offices located in Harrisburg, Pennsylvania ("AMP") and Robert
M. Ripp, of Bedford, New York ("Ripp").


WHEREAS, AMP has extended a written offer of employment to Ripp dated July 26, 1994 and Ripp has accepted the terms of said offer, with Ripp's employment by AMP agreed to commence on August 15, 1994;


WHEREAS, one of the terms of Ripp's employment by AMP is AMP's agreement to grant Ripp 12,000 shares of unregistered, restricted common stock of AMP as of the start date of Ripp's employment with AMP; and


WHEREAS, both AMP and Ripp desire to set forth in writing the nature of the above described grant of restricted stock and its contractual limitations.


NOW THEREFORE, in consideration of the mutual covenants and obligations hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:


1.   Grant.

     1.1. AMP hereby grants to Ripp 12,000 shares of common stock of AMP, subject to the restrictions set forth under Sections 2 and 3 hereof (the "Shares"). The Shares distributed to Ripp hereunder will be issued shares reacquired on the open market by and held in the treasury of AMP. No Shares distributed pursuant to this Agreement will have been registered under the Securities Act of 1933, as amended (the "Securities Act"). The Shares include the 12,000 shares granted hereunder, as adjusted in the event of any subsequent stock dividend, dividend reinvestment, recapitalization, merger, consolidation, split-up, combination, exchange of shares or similar event.

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2.   Restrictions.

     2.1. The Shares are subject to the following restrictions:

          a. Ripp's ownership of the Shares shall vest, subject to the condition set forth in Subsection 2.1(d) below, on the date of Ripp's termination of employment with AMP in the following amounts:
               None of the grant if said termination occurs before August 15, 1995, 20% of the grant (2,400 shares) if said termination occurs after August 14, 1995 but before August 15, 1996, 40% of the grant (4,800 shares) if said termination occurs after August 14, 1996 but before August 15, 1997, 60% of the grant (7,200 shares) if said termination occurs after August 14, 1997 but before August 15, 1998, 80% of the grant (9,600 shares) if said termination occurs after August 14, 1998 but before August 15, 1999, and the entire amount of the grant (12,000 shares) if said termination occurs after August 14, 1999.
               However, in the event of Ripp's death prior to August 15, 1999, all of the Shares shall immediately vest to the estate of Ripp.

          b. Any Shares not conditionally vested as of the date of Ripp's termination of employment with AMP shall be forfeited and promptly returned to AMP without further consideration. For purposes of this Agreement, termination of employment means the termination of employment by AMP or by a subsidiary of AMP, but not the transfer of employment from AMP to a subsidiary or vice versa, or from one subsidiary of AMP to another such subsidiary.

               For purposes of this Agreement "termination of employment" also shall not mean Ripp's death or disability and, if AMP so determines in its sole discretion, employment shall not be considered as terminated if Ripp continues to perform services for AMP or a subsidiary thereof on either a full or part-time basis either as an independent contractor or on a consulting basis or otherwise, provided, however, that Ripp during such period does not, whether full time or part time, engage in or perform any services as an employee, independent contractor, consultant, advisor or otherwise for a business that is engaged in the manufacture, sale or other disposition of a product or products that are in competition to a product or products of AMP or its subsidiaries, partnerships or joint ventures.

          c. Except as provided hereafter, no Shares may be transferred by Ripp prior to termination of Ripp's employment with AMP, as such

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               termination of employment is defined in Subsection
               2.1 (b) above. "Transferred" means any change of ownership of a Share, including without limitation being sold, assigned, exchanged, gifted or granted; it does not, however, include a mere temporary change in possession such as a loan, pledge or hypothecation, which under the terms of this Agreement may occur with respect to the Shares during the period of Ripp's employment with AMP. This restriction will not continue to apply to Ripp in the event of his disability.

          d. Any Shares shall be forfeited and promptly returned to AMP without further consideration if, within one (1) year following Ripp's termination of employment with AMP Ripp, whether full time or part time, engages in or performs any services as an employee, independent contractor, consultant, advisor or otherwise for a business that is engaged in the manufacture, sale or other disposition of a product or products that are in competition to a product or products of AMP or its subsidiaries, partnerships or joint ventures.


3.   Compliance with SEC Regulations.

     3.1. Separate and apart from the restrictions contained in
          Section 2 hereof, the Federal securities laws and the rules and regulations thereunder impose certain restrictions on the resale, reoffer or other disposition of shares of AMP common stock that are unregistered under the Securities Act and/or are held by persons who are "affiliates" of AMP, as that term is defined in Rule 405 promulgated under the Securities Act. In view of the fact that the grant of Shares under this Agreement consists of unregistered AMP common stock and, further, because Ripp is or may become an "affiliate" of AMP, an effective registration statement must be filed under the Securities Act covering the resale or reoffer of the Shares, or he must comply with the requirements of Rule 144 under the Securities Act before he can publicly sell or reoffer the Shares, or he must otherwise rely on one of the other exemptions from registration that may be available. None of the provisions of this Agreement shall relieve Ripp of his obligations to comply with applicable Federal and state securities laws in connection with the Shares and transactions related to the Shares.

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4.   Legends.


     4.1. Each certificate evidencing the Shares shall bear three legends in the following forms:

          a. "The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended (the "Act"), or under the securities laws of any state. These shares may not be sold, offered for sale, transferred, pledged or hypothecated in the absence of an effective registration statement for the shares under the Act and applicable state securities laws, or an opinion of counsel and other assurances satisfactory to AMP Incorporated, prior to the transaction, that registration is not required under the Act or under the securities laws of any state."

          b. "The registered holder of the shares represented by this certificate may, at the time of issuance thereof, be deemed an affiliate of the issuer under the Securities Act of 1933, as amended."

          c. "The shares represented by this certificate are subject to, and may not be transferred except in compliance with, a Restricted Stock Agreement dated August 15, 1994 between AMP Incorporated and Robert M. Ripp. These shares are subject to forfeiture in the event of a breach of the terms and conditions of said Restricted Stock Agreement. A copy of that Agreement is available without cost from AMP Incorporated, Harrisburg, Pennsylvania."

     4.2. In order to facilitate any sale or other disposition of the Shares by Ripp to persons entitled to take the Shares free and clear of the restrictions of this Agreement, AMP agrees to promptly issue, in exchange for legended certificates for the Shares, unlegended certificates upon written request therefor from Ripp. Any such request shall contain a representation in reasonable detail that the Shares represented by such legended certificates are being transferred in conformance with the terms of this Agreement.


5.   Tax Withholding.

     5.1. AMP may deduct from any payment to be made to Ripp any amount that Federal, state, local or foreign tax laws requires to be withheld with respect to the Shares upon the vesting of, or the lapse of restrictions on, all or any part of the Shares. As additional methods of accomplishing

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          such withholding, Ripp may elect to have AMP withhold
          from the Shares, or he may surrender previously acquired shares of common stock, in a number of whole shares up to but not exceeding that number that has a then-current fair market value sufficient to cover the amount of taxes required to be withheld at such time.


6.   Waiver of Section 83(b) Election.

     6.1. Ripp acknowledges his knowing waiver of his right under
          Section 83(b) of the Internal Revenue Code of 1986, as amended, to elect to have the Shares treated as taxable income for the calendar year 1994, the year in which the Shares were received by Ripp, which tax would have been based on the fair market valuation of the Shares as of the date of the grant of the Shares to Ripp.


7.   Term.

     7.1. This Agreement shall terminate on the first to occur of the following:

          a. one year following termination of Ripp's employment with AMP, as defined in Subsection
               2.1 (b) above and whether by reason of retirement, resignation or involuntary termination;

          b.   Ripp's death;

          c. any merger, consolidation, sale of assets or reorganization in which AMP is not the surviving entity; or

          d. the date on which the common stock of AMP is no longer listed for trading on any securities exchange.

     7.2. In the event of the termination of this Agreement for the reasons set forth in Subsections 7.1(c) and (d) above, then AMP agrees to thereafter pay Ripp the amount of money representing the number of Shares remaining unvested at the time of such termination, valued at the last closing price of the AMP common stock on the New York Stock Exchange Composite Tape prior to the termination. This payment shall be made in equal installments on each of the remaining August 15th anniversary dates

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          that mark the vesting of additional Shares as described
          in Subsection 2.1(a) of this Agreement.


8.   Dividends.

     8.1. Cash dividends paid on the Shares shall, at the election of Ripp, either be paid directly to Ripp or be automatically reinvested in additional shares of AMP common stock under AMP's Enhanced Dividend Reinvestment Plan. Any such additional shares, together with any stock dividends paid on the Shares, shall not be subject to the terms, conditions and restrictions set forth in this Agreement and shall be acquired by Ripp notwithstanding that the Shares with respect to which such dividend was paid may have been forfeited under the terms of this Agreement prior to the payment date for such dividend.


9.   Stock Power.

     9.1. Upon the request of AMP from time to time, Ripp agrees to execute and deliver to AMP one or more stock powers in such form as may be specified by the Corporate Secretary of AMP, authorizing the transfer of the Shares to AMP.


10.  Governing Law.

    10.1. This Agreement shall be governed by and construed in all respects in accordance with the laws of the Commonwealth of Pennsylvania and applicable Federal law.


11.  Severability.

    11.1. In the event any one or more of the provisions, or portions thereof, contained or referenced in this Agreement shall for any reason be or be deemed to be invalid, illegal or unenforceable, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without materially altering the intent of the Agreement, such provision shall be stricken and the remaining provisions shall continue in full force and effect and be

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          construed as if such provision, to the extent it is
          invalid, illegal or unenforceable, had never been contained herein.

12.  Non-Waiver.

    12.1. The failure of any party to enforce the provisions hereof or to exercise the rights granted hereunder, or the Agreement of the parties to waive enforcement thereof, at any time or for any period of time shall not constitute or be construed to be a waiver of any other failure or breach of such provisions or rights, or any other provision of this Agreement, or of the right of such party thereafter to enforce each and every such provision or right, nor shall such failure or agreement be deemed to be an amendment to this Agreement. Each waiver under this Agreement shall be express and in writing.


13.  Notices.

    13.1. Any notice or demand hereunder or under statute, to be effective, must be in writing and delivered personally or sent to telegram, facsimile, express carrier or other delivery that provides a written confirmation, or by certified or registered mail, postage or other expenses prepaid, to:

          AMP at: Corporate Secretary
                  AMP Incorporated
                  P.O. Box 3608
                  M/S 176-48
                  Harrisburg, PA   17105

          Ripp    Robert M. Ripp
          at:     AMP Incorporated
                  P.O. Box 3608
                  M/S 176-40
                  Harrisburg, PA   17105


          The above addresses may be changed at any time by giving prompt written notice as provided above.

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14.  Successors.

    14.1. This Agreement shall be binding on the heirs, executors, administrators and successors of the parties hereto.


15.  Counterparts.

    15.1. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute but one and the same Agreement.


16.  Entire Agreement.

    16.1. This Agreement represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings either written or oral.

          This Agreement may be modified or amended only by an instrument in writing duly executed by Ripp and an authorized representative of AMP.


IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

AMP INCORPORATED

By:____________________________     By:__________________________
    Chief Executive Officer                 Robert M. Ripp
    and President

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